Exhibit 99.1

December 3, 2008                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS OCTOBER 2008 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“Although the levels of October commissions and fees don’t fully reflect it, the retail securities business should experience negative comparison for the next six months given the equities markets’ performance in October and November, and losses experienced by clients in the last year,” stated Chairman and CEO Thomas A. James. “Obviously, underwriting volumes continue to be severely depressed. Fortunately, Raymond James Bank continues to perform very well in accordance with expectations, as contrasted to some of the recent speculation to the contrary, and should offset some of the weakness elsewhere.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $174 billion, of which approximately $29 billion are managed by the firm’s asset management subsidiaries.
    To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly reports ended December 31, 2007, March 31, 2008, June 30, 2008, and September 30, 2008, on Form 10-Q, which are available on raymondjames.com and sec.gov.

	October 2008	October 2007	September 2008
	(23 business days)	(23 business days)	(21 business days)

Securities commissions/fees (1)	$ 154.9 mil.	$ 160.0 mil.	$ 156.9 mil.

Assets under management (2)	$ 28.7 bil.	$ 38.1 bil.	$ 33.3 bil.

# of managed/co-managed underwritings (3)	3	9	10

Total customer assets under administration	$ 173.8 bil.	$ 221.5 bil.	$ 196.7 bil.

Raymond James Bank total assets (4)	$ 9.7 bil.	$ 6.4 bil.	$ 11.4 bil.*

Raymond James Bank total loans, net	$ 7.6 bil.	$ 4.9 bil.	$ 7.1 bil.

*Raymond James Bank’s total assets include $1.9 billion in cash, offset by an equal amount in overnight borrowing to meet point-in-time regulatory balance sheet composition requirements related to Raymond James Bank’s qualifying as a thrift institution.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the company’s net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.